Exhibit 99.1

People Republic of China
Coal Mining Right Permit

Permit # X081301060Y1

Coal Mining Proprietary: Heilong Jiang TongGong Coal Mine Limited

Detailed Address: Ai Hui District, Heihe City, Heilong Jiang province

Coal Mine Name: Heilongjiang Tong Coal Mine Limited

Effective period: From January 25th, 2006 to April 30th, 2015

Type of Mining: Coal

Mining Method: Underground

Name of General Manager: Jiagang Lu

Design Capacity: 150,000 tonnes/year

Mining Area: 1.1193 square kilometers

Issued by: Heilongjiang Province National Land and Resources Officer

/Seal/

Date: December 31st, 2005